Exhibit 10.6

SPECTRALINK CORPORATION

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                          (the “Employee”) and SpectraLink Corporation, a Delaware corporation (the “Company”), effective as of                            (the “Effective Date”).

RECITALS

A.                                   It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

B.                                     The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.                                     The Board believes that it is important to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control.  These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

D.                                    Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                       Term of Agreement.  This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.                                       At-Will Employment.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and the Employee (an “Employment Agreement”).  If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, if applicable.

3.                                       Severance Benefits.

(a)                    Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control.  If within twelve (12) months following a Change of Control (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein) or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein):

(i)                                     Severance Payment.  The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to:

•                  One (1) times the sum of  the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater), plus

•                  100% of the Employee’s target annual incentive compensation (including any applicable quarterly incentives assuming 100% of achievement) for the year in which the date of termination occurs for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater, plus

•                  The Employee’s annual base salary through the date of termination, plus

•                  Any prior year’s annual (including any applicable quarterly) incentive payments awarded to the employee and to the extent not previously paid, any target incentive payment for such prior year, and

•                  Payment for any accrued vacation or personal time off.

(ii)                            Options; Restricted Stock.  All of the Employee’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall immediately vest and became exercisable.  Additionally, all of the shares of the Company’s Common Stock then held by the Employee subject to a Company repurchase right (the “Restricted Stock”), if any, shall immediately vest and the Company’s right of repurchase with respect to such shares of Restricted Stock shall lapse.  The Options shall remain exercisable following the termination for the greater of (a) the period prescribed in the respective option agreements or (b) three (3) years.

(iii)      Continued Employee Benefits. Company-paid health, dental and vision insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”).  If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense.  Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental or vision insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage.  For purposes of Title X of the Consolidated

Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Employee terminates employment. Any Company match contributions to the Employee’s 401(k) shall be vested upon termination.

Timing of Severance Payments.  The severance payment to which Employee is entitled shall be paid by the Company to Employee in a lump sum cash payment in full not later than ten (10) calendar days after the date of the termination of Employee’s employment as provided in Section 3(a); provided, however, that, if required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as determined in good faith by the Company, such payments will be made six (6) months after the date of the Employee’s termination of employment.  If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate

(c)                                  Disability.  “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment.  In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d)                                 Voluntary Resignation; Termination for Cause.  If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason or Disability or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e)                                  Termination Apart from Change of Control.  In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12)–month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f)                                    Noncumulation of Benefits.  The Employee may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company.  If the Employee has any other binding written agreement with the Company which provides that upon a Change of Control or a termination following a Change of Control the Employee shall receive termination, severance or similar benefits, then no benefits shall be received by Employee under this Agreement unless prior to payment or receipt of benefits under this Agreement the Employee waives Employee’s rights to all such other benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits.

(g)                                 No Limitation of Regular Benefit Plans.  Except as provided in Section 3(e), this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

4.                                       Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, or any corresponding provisions of state or local tax laws, then the Employee’s severance benefits under Section 3(a) shall be either:

(a)                                  delivered in full, or

(b)                                 delivered with an additional payment in an amount such that after payment by Employee of all taxes (including, but not limited to, any income taxes, employment taxes, excise taxes and any interest and penalties imposed with to any such taxes) as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.                                       Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                  Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company,  (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations (after an opportunity to cure) by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(b)                                 Change of Control.  “Change of Control” means the occurrence of any of the following:

(i)                  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d–3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%)  of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)               Any action or event occurring within a two–year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)            The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) in substantially the same respective proportions of at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)           The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets; or

(v)              A “change in control” as defined by the Company’s currently effective option or equity incentive plan.

(c)                                  Good Reason.  “Good Reason” means without the Employee’s express written consent (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity

(without substantial reassignment of personnel) (as, for example, when the Senior Vice-President of a business unit of the Company remains as the Senior Vice-President following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason” as long as  there is no other material reduction in the Employee’s duties; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of more than 10% in the base compensation or target incentive payment opportunity of the Employee as in effect immediately prior to such reduction; (iv) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from such Employee’s then present location.

6.                                       Successors.

(a)                    The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                   The Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.                                                     Notice.

(a)                    General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention:  Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b)                   Notice of Termination.  Any termination by the Company for Cause or by the Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(b) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

8.                                       Miscellaneous Provisions.

(a)                                  Right of Setoff.  The Company’s obligations under this Agreement are absolute and unconditional and are not diminished under any circumstances other than as set forth in this Agreement, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee. Nothing in this Agreement shall be construed to obligate the Employee to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement

(b)                                 Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado. The District Court of Boulder County and/or the United States District Court for the Colorado shall have exclusive jurisdiction and venue over all controversies in connection herewith.

(f)                                    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)                                 Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j)                                     Release of Claims.  The Company may condition payment of benefits described in Section 3 of this Agreement upon the delivery by the Employee of a signed release of claims in a form reasonably satisfactory to the Company; provided, however, that the Employee shall not be required to release any rights the Employee may have to be indemnified by the Company.

9.       Non-solicitation.  For a period of one (1) year after termination of Employee’s employment following a Change of Control, the Employee will not solicit the services or business of any person or entity providing services to, or business with, the Company, or solicit any such person to discontinue provision of such services for, or business with, the Company without the written consent of the Company.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	SPECTRALINK CORPORATION

By:

Title:

EMPLOYEE	By:

Title: